Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 4, 2005 (except for Note 16, as to which the date is February 22, 2005), accompanying the financial statements and schedule of Health Grades, Inc. included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Company’s Registration Statements on Form S-8 (File Nos. 333-36933, 333-42986, 333-61717, and 333-82398).

/s/ GRANT THORNTON LLP

Denver, Colorado
March 29, 2005